EXHIBIT 10.1

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality treatment request, and such omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.

AMENDMENT

This Amendment (“Amendment”), dated as of August 5, 2005 (the “Amendment Effective Date”), is made by and between MSD Warwick (Manufacturing) Ltd. (“Merck”) and DOV Pharmaceutical, Inc. (“DOV”) with respect to the Exclusive License, Development and Commercialization Agreement by and between Merck and DOV dated August 5, 2004 (the “Agreement”)

Whereas the parties have held discussions on amending the Agreement on an interim basis such that Merck’s obligations to commence a certain Phase II Clinical Trial on DOV 21,947 would be transferred to DOV and re-assumed by Merck under certain conditions;

Now therefore the parties agree as follows, employing where capitalized terms are used and not otherwise defined the definitions used in the Agreement:

1.
IND. Merck shall transfer, or cause to be transferred, to DOV the current open IND for DOV 21,947 to enable DOV to conduct Clinical Trials including those contemplated by this Amendment. Upon the transfer of the IND to DOV, DOV shall be solely responsible for performance of all Clinical Trials pursuant to the IND and compliance with the conditions of the IND. The exclusive license granted to Merck pursuant to Section 3.1 of the Agreement shall have any and all exceptions (the “License Exceptions”) sufficient to permit DOV, and one or more third parties engaged by DOV on its behalf, to conduct and perform any and all research and development, Clinical Trials including those required by Paragraphs 3, 4 and 5 below and any other activities necessary or appropriate to fulfill DOV’s rights and obligations under this Amendment. Additionally, Merck hereby grants to DOV (a) a non-exclusive license under Merck Patent Rights (if any) and Merck Know-How (if any) and (b) the right to permit, under Merck Patent Rights (if any) and Merck Know-How (if any), one or more third parties engaged by DOV to make or use, on DOV’s behalf, DOV 21,947 and any Product containing DOV 21,947 and methods, in the case of either of the foregoing clauses (a) or (b), sufficient to permit DOV to conduct and perform any and all research and development, Clinical Trials including those required by Paragraphs 3, 4 and 5 below and any other activities necessary or appropriate to fulfill DOV’s rights and obligations under this Amendment.

2.
Drug Supply. Merck shall supply to DOV at Merck’s expense all Merck’s supply existing as of the Amendment Effective Date of DOV 21,947 that is qualified as of the Amendment Effective Date for use in humans.

3.
Phase Ib and R&D. DOV shall conduct at its expense a Phase Ib Clinical Trial with respect to DOV 21,947 (the “Phase Ib”) on normal volunteers in order to form a basis for a Phase II Clinical Trial with respect to DOV 21,947, as more fully described below (the “First Phase II”). DOV shall have the right, during the Phase Ib, First Phase II and Second Phase II (as defined below), and upon consultation with Merck, to conduct at DOV’s expense further development activities on DOV 21,947 including formulation, longer term toxicology, ADME and other pre-clinical development and Clinical Trials (collectively, “Further R&D”).

4.
First Phase II. DOV shall conduct at its expense the First Phase II, which shall be a dose-response, placebo controlled study. The results of the First Phase II shall be taken into account in designing a successive Phase II Clinical Trial, as more fully described below (the “Second Phase II”).

5.
Second Phase II. DOV shall conduct at its expense the Second Phase II, which shall have as its objective determining the superiority of DOV 21,947 over an SSRI in the treatment of outpatients with major depressive disorder. No later than the commencement of the Second Phase II, the parties shall agree in writing on the design of the Second Phase II and what constitutes successful completion of the Second Phase II (“Successful”). Whether such study is Successful shall be determined without reference to Section 1.74 of the Agreement.

6.
DOV Development Plan and Budget. Within ninety (90) days following the Amendment Effective Date DOV shall present to Merck the development plan and budget for the Phase Ib and First Phase II (the “DOV Plan”). The DOV Plan shall include spending caps for the DOV personnel involved in carrying out the DOV Plan for up to $[***] for the Phase Ib and $[***] for the Second Phase II. DOV shall update the DOV Plan based on new information developed for Further R&D and Second Phase II.

7.
Reimbursement of DOV. If the Second Phase II is Successful or if Merck otherwise elects as contemplated by this Paragraph 7 or Paragraphs 8 or 11 below, Merck shall reimburse DOV as follows (the “Reimbursement Payment): [***]% of DOV’s actual costs for the Phase Ib and Second Phase II and [***]% of its actual costs for the First Phase II and Further R&D, in each case upon presentation of an itemization of such costs calculated to include out of pocket and internal professional time at CRO rates to be agreed upon by the parties; provided that Merck shall not be required to reimburse DOV for Further R&D expenses that were not approved by Merck prior to being incurred. If the Second Phase II is not Successful, Merck may elect but is not required to make the Reimbursement Payment. The Reimbursement Payment shall be due (a) forty-five (45) days following the later of (i) the date that DOV provides Merck with all Information and Inventions generated as a result of Phase Ib, First Phase II, Second Phase II and Further R&D, and (ii) the date on which DOV delivers to Merck data demonstrating that the Second Phase II is Successful, (b) in the event that the Second Phase II is not Successful and Merck nevertheless elects to make the Reimbursement Payment, no later than sixty (60) days after the delivery to Merck of data demonstrating that the Second Phase II was not Successful or (c) in the event that DOV terminates this Amendment in accordance with Paragraph 11 below after the commencement of the Second Phase II, and if Merck exercises its rights under Paragraph 11, not later than the date specified in Paragraph 11.

8.
Merck Payment and Continuing Obligations. (a) If the Second Phase II is Successful or if Merck otherwise elects to make the Reimbursement Payment, it shall re-assume all development and other obligations under the Agreement with respect to DOV 21,947.

(b) Upon the Amendment Effective Date, the penalty payments in respect of Initiation of a first Phase II Clinical Trial for DOV 21,947 called for by Section 5.3(d) of the Agreement shall be eliminated and replaced by payments in the same amounts to be due in the event of Merck’s failure to Initiate a further Phase II Clinical Trial or Phase III Clinical Trial for DOV 21,947 or such Additional Compound selected by Merck pursuant to Paragraph 10 within [***] following the Reimbursement Payment for the initial penalty, [***] thereafter for the second penalty and [***] after the second penalty for each subsequent penalty, provided that DOV has promptly transferred the IND for DOV 21,947 and all Information and Inventions pursuant to paragraph 13.

9.
Pivotal Trial Milestone. If the Second Phase II is Successful, Merck shall, notwithstanding anything to the contrary in the Agreement (including without limitation Section 5.3(c) of the Agreement), make the development milestone payment called for by Section 5.3(a)(i) of the Agreement.

10.
Additional Licenses to Merck. Within thirty (30) days of the Amendment Effective Date, DOV shall transfer all Information and Inventions relating to the Additional Compounds (defined below) (the “Transfer Date”). DOV hereby grants to Merck, free of charge, for a period commencing on the date of this Amendment and ending 12 months following the Transfer Date, an exclusive license in the Territory under the DOV Patent Rights, DOV’s and its Controlled Affiliates’ rights in the Joint Patent Rights, and DOV Know-How, but with no right to sublicense, to conduct pre-clinical testing on three additional triple reuptake inhibitor compounds of DOV, namely, [***] (“Additional Compounds”), whereupon Merck shall be entitled to select (in writing no later than 30 days after the end of such 12-month period) with no up-front payment to DOV one of such Additional Compounds for inclusion in the Agreement as a Compound and all references in the Agreement to DOV 21,947 shall be deemed to mean DOV 21,947 and/or the Additional Compound that has been selected by Merck. Upon such selection, all know-how, data and related inventions and/or intellectual property related to such other two Additional Compounds created or developed by or on behalf of Merck during such 12 month period (the “Rejected Compound IP”) shall be returned or transferred to and be owned by DOV. In furtherance thereof, Merck hereby assigns and transfers, and shall assign and transfer, to DOV all ownership and interest in the Rejected Compound IP and any and all intellectual property rights in and to any Rejected Compound IP.

11.
Termination by DOV. DOV shall have the right, prior to conclusion of the Second Phase II and before clinical results are known, to terminate this Amendment upon 30 days’ written notice provided pursuant to Section 12.4 of the Agreement in which case (a) all references in the Agreement to DOV 21,947 including in Section 1.15 shall be deleted and the compound selected by Merck pursuant to Paragraph 10 shall be substituted therefor and (b) Section 9.4 of the Agreement shall apply to DOV 21,947 as if the Agreement were terminated by Merck pursuant to Section 9.2 of the Agreement; provided that such termination shall not affect the parties’ rights and obligations under Paragraph 10 of this Amendment. In the event of such a termination by DOV, DOV will provide to Merck copies of all DOV’s Information relating to DOV 21,947 that has not previously been provided to Merck. Merck will have the right, no later than sixty (60) days after DOV has provided such Information to Merck, upon written notice and payment of the Reimbursement Payment, to re-assume all development and other rights and obligations under the Agreement with respect to DOV 21,947; provided, however, that, in the event that Merck’s election to make a Reimbursement Payment relates to a termination by DOV prior to the commencement of the Second Phase II, the component of the Reimbursement Payment payable pursuant to this sentence that is attributable to the First Phase II shall be [***]% of DOV’s actual costs for the First Phase II ( rather than [***]% of DOV’s actual costs for the First Phase II).

12.
Termination by Merck. During the term of this Amendment, in addition to the rights Merck has pursuant to Sections 9.2 and 9.3 of the Agreement, Merck shall have the right to terminate the Agreement upon 30 days’ written notice (i) within sixty (60) days of DOV presenting to Merck the DOV Plan, or (ii) if the Parties do not agree in writing on the design of the Second Phase II or what constitutes Successful completion of the Second Phase II. Termination pursuant to this Paragraph 12 of the Amendment shall be deemed a termination by Merck pursuant to Section 9.2 of the Agreement. Merck shall not elect to terminate the Agreement pursuant to Section 9.2 prior to the date that is ninety (90) days following the Amendment Effective Date.

13.
Reversion of Rights to Merck. If Merck makes the payments required by Paragraphs 7 and 9 above, the License Exceptions shall terminate, and DOV shall promptly transfer to Merck under the Agreement all Information and Inventions created or developed by DOV during the term of this Amendment relating to DOV 21,947 and any Information and Inventions created or developed during the period shall be governed by the Agreement and the IND for DOV 21,947. Thereupon the parties shall have all rights and obligations set forth in the Agreement except as expressly amended by this Amendment.

14.
Joint Development Committee. Notwithstanding the provisions of Section 2.3 of the Agreement, during the term of this Amendment, and until the reversion of rights to Merck pursuant to Paragraph 13 of this Amendment, JDC meetings shall be chaired by DOV, and Merck shall have the right to waive its participation in JDC meetings. DOV shall inform Merck during the JDC meetings of all correspondence sent to and received from the FDA regarding the Phase Ib, First Phase II, and Second Phase II and with respect to the Further R&D.

15.
DOV 216,303 Public Communications. DOV shall be entitled to publish the results of the DOV 216,303 study entitled “A Multi-Centered, Double-blind Safety, Efficacy and Tolerability Study Comparing DOV 216,303 BID 50 mg to Citalopram HBr 20 mg BID for Two Weeks in Hospitalized and Outpatient Patients with Major Depressive Disorder” [***].

16.
Construction. The parties intend that this Amendment supersede any inconsistent terms of the Agreement or, if not directly inconsistent, be construed so as to harmonize the two documents to the extent that the intent of this Amendment is carried out.

17.
Further Assurances. Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Amendment and to carry out its provisions.

18.	Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

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Agreed:

MSD Warwick (Manufacturing) Ltd.

By:    /s/ Caroline Dorsa
Name:	Caroline Dorsa
Title:	Treasurer

DOV Pharmaceutical, Inc.

By:     /s/ Dr. Leslie Hudson
Name:	Dr. Leslie Hudson
Title:	President and Chief Executive
Officer